UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 5, 2004

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Item 5. Other Events

FERC Orders on Gaming and Anomalous Market Behaviors

Docket No. IN03-10-000

On May 12, 2004, the Federal Energy Regulatory Commission (FERC) notified Portland General Electric Company (PGE, or the Company) that the FERC was terminating the investigation of PGE with respect to anomalous bidding practices in the California markets during the period May 1, 2000 through October 2, 2000.

Public Ownership Initiatives

On May 18, 2004, the voters in Clackamas County, Oregon rejected a People's Utility District formation initiative, which had been placed on the county election ballot.

Credit Facilities

On May 24, 2004, PGE completed two new revolving credit facilities, totaling $150 million, with a group of commercial banks. These consist of a $50 million 364-day facility and a $100 million three-year facility. These facilities, both of which are unsecured, replace a $150 million 364-day secured revolving credit facility scheduled to expire on May 27, 2004. The new 364-day facility contains a "term out" option that would allow the Company to extend the final maturity of amounts outstanding at the date the facility expires for up to one additional year. Under the new three-year credit facility, PGE has the option to use up to $100 million in letters of credit. The new agreements provide for borrowings at a variable interest rate, require annual facility fees based on the Company's unsecured credit rating, and contain material adverse change clauses and financial covenants. In addition, the agreements provide for termination of the banks' obligation, and the full repayment of any outstanding balances, in the event of the sale of the Company's common stock to Oregon Electric Utility Company, LLC or other changes in control (as defined in the agreements). The new facilities allow PGE to pay cash dividends on common stock, subject to certain restrictions.

Financing Activities

Pursuant to the provisions of the Indenture between PGE and the Bank of New York, as Trustee, the Company on May 24, 2004 publicly announced its intention to redeem all of the remaining $5 million 8-1/4% Quarterly Income Debt Securities (Junior Subordinated Deferrable Interest Debentures, Series A) ("Junior Debentures"), due December 31, 2035, which are listed on the New York Stock Exchange under the symbol PGB. The redemption date will be June 30, 2004. With the redemption of the Junior Debentures, PGE will no longer have any securities listed on the New York Stock Exchange.

Legal Proceedings:

Wah Chang, a division of TDY Industries, Inc. v. Avista Corporation, Avista Energy, Inc., Avista Power, LLC, Dynegy Power Marketing, Inc., El Paso Electric Company, IDACORP, Inc., Idaho Power Company, IDACORP Energy L.P., Portland General Electric Company, Powerex Corporation, Puget Energy, Inc., Puget Sound Energy, Inc., Sempra Energy, Sempra Energy Resources, Sempra Energy Trading Corp., Williams Power Company, Inc., United States District Court for the District of Oregon, Case No. 04-CV-00619-AS.

On May 5, 2004, Wah Chang, a division of TDY Industries (Wah Chang), filed a complaint in the U.S. District Court for the District of Oregon against PGE and fifteen other companies (Defendants) alleging that practices among the Defendants and/or Enron Corp. (Enron) and others involving the generation, purchase, sale and transmission of electric energy, beginning in 1998 and continuing through 2001, were designed to communicate false or misleading information to participants in the energy market with the purpose of causing a shortage or appearance of a shortage in the generation of electricity, the appearance of congestion in the transmission of electricity, illegally raising the price of electricity, and fraudulently concealing illegal activities, all in violation of Federal and state antitrust statutes, the Racketeer Influenced and Corrupt Organization Act and for wrongful interference with their purchase contracts with PacifiCorp. No specific facts as to PGE's activities are alleged. Wah Chang seeks compensatory ($30 million) and treble damages.

Port of Seattle vs. Avista Corporation, Avista Energy, Inc., El Paso Electric Company, Idacorp, Inc., Idaho Power Co., Pacificorp, Portland General Electric Company, Powerex Corporation, PPL Montana, LLC, Puget Energy, Inc., Puget Sound Energy, Inc., Scottish Power, PLC, Sempra Energy, Sempra Energy Resources, Sempra Energy Trading Corp., Transalta Corporation, Transalta Energy Marketing, Inc., United States District Court for the Western District of Washington, Case No. CV03-1170P.

On May 12, 2004, the Court entered an order dismissing the case based on federal preemption of state law claims, the exclusive jurisdiction of the FERC over electricity markets, and the ""filed rate doctrine"" that holds that rates approved by a governing regulatory agency are reasonable and unassailable in judicial proceedings brought by ratepayers.

Information Regarding Forward Looking Statements

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements which are other than statements of historical facts. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, changes in the cost of power and natural gas, political developments affecting federal and state regulatory agencies, and legal and regulatory proceedings and issues and developments with respect to the bankruptcy of Enron.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

May 26, 2004	By:	/s/ James J. Piro
James J. Piro Executive Vice President, Finance Chief Financial Officer and Treasurer

May 26, 2004	By:	/s/ Kirk M. Stevens
Kirk M. Stevens Controller and Assistant Treasurer